Exhibit 10.1

REAL ESTATE PURCHASE AND SALE AGREEMENT
BETWEEN
LEX-GEN WOODLANDS, L.P.
AND
FFC EQUITY HOLDINGS, L.P.
CONCERNING PROPERTY COMMONLY
KNOWN AS 8800 TECHNOLOGY FOREST PLACE
IN THE WOODLANDS, TEXAS

TABLE OF CONTENTS
PAGE
ARTICLE 1 Definitions    1
Section 1.1    Definitions    1
ARTICLE 2 Agreement; Purchase Price    5
Section 2.1    Agreement to Sell and Purchase    5
Section 2.2    Purchase Price    6
Section 2.3    Leaseback to Seller    6
ARTICLE 3 Deposit    6
Section 3.1    Deposit    6
ARTICLE 4 Survey and Title Commitment    7
Section 4.1    Title and Survey    7
ARTICLE 5 Inspection, Audit and Financing    8
Section 5.1    Study Period    8
Section 5.2    Right to Terminate    9
Section 5.3    Confidentiality    9
Section 5.4    Reporting    10
Section 5.5    Assumption of Contracts    10
Section 5.6    Property Information    11
ARTICLE 6 Conditions Precedent, Casualty Damage or Condemnation    11
Section 6.1    Conditions Precedent Favoring Purchaser    11
Section 6.2    Conditions Precedent Favoring Seller    12
Section 6.3    Risk of Loss    12
Section 6.4    Condemnation    12
ARTICLE 7 Representations, Warranties and Covenants    13
Section 7.1    Purchaser’s Representations, Warranties and Covenants    13
Section 7.2    Seller’s Representations    16
Section 7.3    Seller’s Knowledge    18
Section 7.4    Notice of Breach    18
ARTICLE 8 Closing    19
Section 8.1    Closing Date    19
Section 8.2    Seller’s Deliveries    19
Section 8.3    Purchaser’s Deliveries    19
Section 8.4    Costs and Prorations    20
Section 8.5    Possession    22
ARTICLE 9 Real Estate Commission    22

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Section 9.1    Commissions    22
ARTICLE 10 Termination and Default    22
Section 10.1    Termination without Default    22
Section 10.2    Purchaser’s Default    22
Section 10.3    Seller’s Default    23
Section 10.4    Breach of Representations    23
ARTICLE 11 Miscellaneous    24
Section 11.1    Entire Agreement    24
Section 11.2    Binding On Successors and Assigns    24
Section 11.3    Assignment by Purchaser    24
Section 11.4    Waiver    24
Section 11.5    Governing Law    25
Section 11.6    Counterparts    25
Section 11.7    Notices    25
Section 11.8    Attorneys’ Fees    26
Section 11.9    IRS Real Estate Sales Reporting    26
Section 11.10    Time Periods    26
Section 11.11    Modification of Agreement    26
Section 11.12    Further Instruments    26
Section 11.13    Descriptive Headings; Word Meaning    27
Section 11.14    Time of the Essence    27
Section 11.15    Section 1031 Exchange    27
Section 11.16    Construction of Agreement    27
Section 11.17    Limitations on Liability    28
Section 11.18    Severability    28
Section 11.19    No Recording    28
Section 11.21    No Implied Agreement    28
Section 11.22    Electronically Transmitted Signatures    28
Section 11.23    Press Releases    29

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Exhibits
Exhibit A    -    Description of the Land
Exhibit B    -    Property Information
Exhibit C    -    Form of Deed
Exhibit D    -    Form of Bill of Sale and General Assignment
Exhibit E    -    Form of Assignment and Assumption Agreement
Exhibit F    -    General Lease Terms
Exhibit G    -    Representation Certificate

iii

REAL ESTATE PURCHASE AND SALE AGREEMENT
THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered and into as of the Effective Date (defined below) by and between LEX-GEN WOODLANDS, L.P., a Delaware limited partnership (“Seller”) and FFC EQUITY HOLDINGS, L.P., a Texas limited partnership (“Purchaser”).
In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
Definitions
Section 1.1    Definitions. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meanings set forth below:
“Anti-Terrorism Laws” shall have the meaning set forth in Section 7.1(i).
“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit E.
“Bill of Sale” shall mean a Special Warranty Bill of Sale and General Assignment substantially in the form attached hereto as Exhibit D.
“Building One” shall mean that certain single story building located on the Real Property consisting of approximately 36,750 square feet.
“Building Two” shall mean that certain single story building located on the Real Property consisting of approximately 29,600 square feet.
“Building Four” shall mean that certain three-story building located on the Real Property consisting of approximately 128,400 square feet.
“Building Five” shall mean that certain two-story building located on the Real Property consisting of approximately 60,000 square feet.
“Building Six” shall mean that certain building located on the Real Property consisting of approximately 6,200 square feet.
“Business Day” shall mean any day of the week other than (i) Saturday and Sunday, (ii) a day on which banking institutions in Houston, Texas or the city in which the Real Property is located are obligated or authorized by law or executive action to be closed to the transaction of normal banking business, or (iii) a day on which governmental functions in the Houston, Texas or the city in which the Real Property is located are interrupted because of extraordinary events such as hurricanes, power outages or acts of terrorism.

“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.
“Closing Date” shall have the meaning set forth in Section 8.1.
“Closing Statement” shall have the meaning set forth in Section 8.4(f).
“Code” shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations issued thereunder.
“Confidential Information” means all documents, studies, reports, test results, brochures, offering materials, photographs, surveys, title reports and commitments, legal documents, financial information, computer output and other materials and information relating to Property and all analyses, compilations, forecasts, projections and other documents prepared based upon such materials and information, any and all proposals made in connection with a potential sale of the Property (including any proposals involving a price for the Property), whether the same are in electronic, pictorial, written or other form. The term Confidential Information shall expressly exclude any information that: (i) is or becomes published or becomes available to the public other than as a result of a disclosure by Purchaser in violation of this Agreement, or (ii) is independently developed by Purchaser or its representatives.
“Continuing Contract Notice” shall have the meaning set forth in Section 5.5.
“Contracts” shall mean all service, maintenance, operating, management and leasing contracts affecting the Land or Improvements.
“Conveyance Documents” means collectively, the Assignment and Assumption Agreement, Bill of Sale, and Deed.
“Deed” shall mean a Special Warranty Deed substantially in the form attached hereto as Exhibit C.
“Deemed to know” (or words of similar import) shall have the following meaning: (a) Purchaser shall be “deemed to know” of the existence of a fact or circumstance to the extent that such fact or circumstance is disclosed by this Agreement, the Documents, or any studies, tests, reports, or analyses prepared by or for or otherwise obtained by or on behalf of Purchaser in connection with the Property; and (b) Purchaser shall be “deemed to know” that a representation or warranty of Seller is untrue, inaccurate or incorrect to the extent that this Agreement, the Documents, or any studies, tests, reports or analyses prepared by or for or otherwise obtained by or on behalf of Purchaser in connection with the Property contains information which is inconsistent with such representation or warranty.
“Deposit” shall have the meaning set forth in Section 3.1(a).
“Designated Seller Representative” shall mean Jim Tessmer, Vice President of Finance and Accounting.

“Documents” shall mean all documents, studies and reports applicable to the Property or any portion thereof and made available to Purchaser or its agents prior to Closing, including the Title Commitment, the Title Documents, the Survey, and environmental, engineering and soils reports.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Effective Date” means the date on which this Agreement, signed by both Seller and Purchaser, is received by the Escrow Agent, as indicated in the Receipt by the Escrow Agent below.
“Escrow Agent” shall mean the Title Company.
“Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any regulations promulgated thereunder; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; and (vii) radon gas.
“Improvements” shall mean all buildings, structures and other improvements situated upon the Land and any fixtures, systems and facilities owned by Seller and located on the Land, including but not limited to Building One, Building Two, Building Four, Building Five, and Building Six.
“Intangible Property” shall mean all of Seller’s right, title and interest, if any, in all intangible assets relating to the Land, Improvements or Personal Property, including, without limitation, (a) warranties and guaranties relating to the Land, Improvements or Personal Property, (b) all licenses, permits, applications, authorizations, certificates of occupancy, governmental approvals, entitlements, and approvals relating to the Land, Improvements or Personal Property, (c) all contract rights to the extent such contracts are assigned to Purchaser pursuant to the terms of this Agreement, and (d) all plans and specifications relating to the Land, Improvements or Personal Property, in each case to the extent that Seller may legally transfer the same.
“Land” shall mean the land described on Exhibit A attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any strips, gores, streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral rights appurtenant to such land.
“Lease” shall mean that certain Lease Agreement to be negotiated between Seller and Purchaser prior to the expiration of the Study Period, and containing the material terms set forth in Exhibit F attached hereto.

“Mandatory Cure Items” means, collectively, (i) any Seller Mortgage, (ii) mechanic’s liens, monetary judgments, or similar monetary encumbrances which are not arising due to the action of Purchaser, its agents, or their respective employees, contractors, or agents), and (iii) those matters listed on Schedule C of the Title Commitment which are applicable to Seller.
“Material Casualty” shall have the meaning set forth in Section 6.3.
“Material Taking” shall have the meaning set forth in Section 6.4.
“Owner’s Title Insurance Policy” shall have the meaning set forth in Section 4.1(a).
“Permitted Exceptions” shall mean only: (a) applicable zoning, subdivision, building and other land use laws and regulations; (b) all matters, whether or not of record, that arise out of the actions of Purchaser or its agents, representatives or contractors; (c) the lien of real estate taxes and assessments not yet due and payable, subject to adjustment as provided herein; (d) all matters that the Title Company is willing to insure over without additional premium or indemnity from Purchaser and that, in the exercise of Purchaser’s reasonable business judgment, do not have a material adverse impact on the ownership, operation or value of the applicable Property; and (e) all matters shown on or referenced in the Title Commitment (other than Mandatory Cure Items) or the Survey, all matters of record as of the date of this Agreement, such state of facts as would be disclosed by a physical inspection of the Real Property or an ALTA “as-built” survey of the Real Property as of the Title Objection Date, and all other matters affecting title to the Real Property as to which Purchaser has actual knowledge as of the Title Objection Date. Notwithstanding the foregoing, under no circumstance shall any of the following be deemed Permitted Exceptions: (i) those matters as to which, in accordance with Section 4.1 Purchaser makes a written objection on or before the Title Objection Date and which Seller elects to cure, or (ii) Mandatory Cure Items.
“Person” shall mean any individual, estate, trust, partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity and any unincorporated association.
“Personal Property” shall mean all equipment, machinery, signs and other tangible personal property of any kind, if any, owned by Seller and installed, located or situated on and used in connection with the ownership and operation of the Improvements (as opposed to the use and occupancy of the Improvements by Seller and/or Seller’s affiliates) as identified on an inventory thereof prepared by Seller during, and delivered to Purchaser prior to the expiration of, the Study Period.
“Post Closing Claim Cap” shall mean Five Hundred Thousand and No/100 Dollars ($500,000.00).
“Property” shall mean, collectively, the Real Property, the Personal Property, and the Intangible Property.
“Purchase Price” shall mean the purchase price for the Property as specified in Section 2.2.

“Purchaser Broker” shall have the meaning set forth in Section 9.1.
“Purchaser Title Objections” shall have the meaning set forth in Section 4.1.
“Purchaser’s Surviving Obligations” shall mean Purchaser’s obligations under Sections 5.1, 5.3, 9.1, 11.8 and 11.18 of this Agreement
“Real Property” shall mean, collectively, the Land and the Improvements.
“Seller Broker” shall have the meaning set forth in Section 9.1.
“Seller Mortgage” shall mean any mortgage or deed of trust granted or assumed by Seller and encumbering the Property or any portion thereof.
“Seller Parties” shall mean Seller and its shareholders, agents, officers, directors, trustees, advisors, managers, members, employees and counsel.
“Seller Representations” shall mean the representations and warranties of Seller expressly set forth in Section 7.2.
“Seller’s Title Election Period” shall have the meaning set forth in Section 4.1.
“Study Period” shall mean the period commencing on the Effective Date and ending at 5:00 p.m., Houston, Texas time, on the date that is ninety (90) days after the Effective Date.
“Title Company” shall mean Chicago Title Insurance Company – Commercial, having an office address at 609 Main Street, Suite 2350, Houston, Texas 77002, Attention Ria S. van Dright.
“Title Documents” shall mean all documents referred to in the Title Commitment.
“Title Objection Date” shall mean the date that is the earlier to occur of: (i) ten (10) Business Days after receipt by Purchaser of the Title Commitment, Title Documents, and Survey; or (ii) ten (10) Business Days prior to the end of the Study Period.
“Title Objection Notice” shall have the meaning set forth in Section 4.1.
“Utility Deposits” shall mean all deposits made by or on behalf of Seller with the Persons providing water, sewer, gas, electricity, telephone and other utilities to the Real Property.
ARTICLE 2
Agreement; Purchase Price
Section 2.1    Agreement to Sell and Purchase. Subject to the terms and provisions hereof, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller.

Section 2.2    Purchase Price. The Purchase Price for the Property shall be Fifteen Million and No/100 Dollars ($15,000,000.00). Subject to the adjustments and apportionments as hereinafter set forth, the Purchase Price shall be paid on the Closing Date by wire transfer of immediately available federal funds.
Section 2.3    Leaseback to Seller. At Closing, Purchaser shall lease a portion of the Property back to Seller pursuant to the Lease. Seller and Purchaser shall use their respective good faith efforts to mutually agree as to the form of the Lease prior to the expiration of the Study Period, which form of Lease shall incorporate into the Lease the terms included in Exhibit F attached hereto. Upon Purchaser’s and Seller’s agreement as to the form of the Lease, Seller and Purchaser shall amend this Agreement in writing, wherein the parties shall approve the form of the Lease and attach the approved form of Lease to said amendment as an exhibit thereto. Should Purchaser and Seller fail to reach agreement as to the form of the Lease prior to the expiration of the Study Period, Seller shall have the right to terminate this Agreement by delivering written notice to Purchaser, in which event the Deposit (including any Non-Refundable Amount) shall be returned to Purchaser, and except for Purchaser’s Surviving Obligations, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder.
ARTICLE 3
Deposit
Section 3.1    Deposit.
(a)    No later than the third Business Day following the Effective Date, Purchaser shall deposit Two Hundred Thousand and No/100 Dollars ($200,000.00) (together with all interest and earnings thereon, the “Deposit”) with Escrow Agent. The Deposit shall be applied to the Purchase Price if the Closing occurs. In the event that this Agreement is not terminated pursuant to Section 5.2 within forty-five (45) days after the Effective Date, One Hundred Thousand and No/100 Dollars ($100,000.00) of the Deposit (the “Non-Refundable Amount”) shall become non-refundable and shall be delivered by Escrow Agent to Seller upon the termination of this Agreement for any reason other than a default by Seller under this Agreement, failure of a condition precedent favoring Purchaser as outlined in Section 6.1 hereof, or a termination of this Agreement pursuant to Section 6.3 (Risk of Loss) or 6.4 (Condemnation). In the event that the Closing does not occur by the Closing Date, the Deposit shall be disbursed as provided herein. If Purchaser fails to deliver the Deposit to Escrow Agent within such three (3) Business Days, Seller may terminate this Agreement by written notice to Purchaser at any time thereafter prior to Purchaser depositing the Deposit with Escrow Agent.
(b)    Notwithstanding anything in this Agreement to the contrary, One Hundred and No/100 Dollars ($100.00) of the Deposit is delivered to Escrow Agent for delivery by the Escrow Agent to Seller as “Independent Contract Consideration”, and the Deposit is reduced by the amount of the Independent Contract Consideration so delivered to Seller, which amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement.

ARTICLE 4
Survey and Title Commitment
Section 4.1    Title and Survey.
(a)    Seller, at its expense, shall obtain and deliver to Purchaser within ten (10) Business Days after the Effective Date, a current, effective commitment for title insurance (the “Title Commitment”) issued by the Title Company, wherein the Title Company shall commit to issue to Purchaser a standard Texas form of owner’s title insurance policy (the “Owner’s Title Insurance Policy”) in the amount of the Purchase Price, naming Purchaser as the proposed insured, and accompanied by copies of all documents referred to in the Title Commitment. Seller shall (if not previously delivered) deliver or make available to Purchaser a copy of the most recent existing survey (if any) in Seller’s possession relating to the Property (if any, the “Survey”). Purchaser, at Purchaser’s expense, shall have the right to obtain a current (dated on or after the Effective Date) on-the-ground survey of the Property prepared in accordance with the Texas Surveyors Association Standards and Specifications for a Category IA, Condition II survey (including field notes) or a current ALTA land title survey of the Property (meeting the Minimum Standard Survey Requirements applicable to improved property as adopted by ALTA and ASCM) (as applicable, the “New Survey”) made by a duly licensed surveyor acceptable to Purchaser. The New Survey shall be sufficient to allow the Title Company to delete the standard printed survey exception from the Owner’s Title Insurance Policy, except for “shortages in area.” The New Survey, and any revisions thereto, shall be promptly delivered to Seller upon Purchaser’s receipt of same. Should Purchaser obtain the New Survey, (i) the New Survey shall be considered the “Survey” for all purposes under this Agreement and (ii) upon completion of the New Survey, the metes and bounds description of the Property prepared in connection with the New Survey will be used to describe the Property in all closing documents used to consummate the transaction contemplated by this Agreement.
(b)    Purchaser shall have until the Title Objection Date to give Seller a written notice (the “Title Objection Notice”) that sets forth any objections that Purchaser has to title or survey matters affecting the Property (the “Purchaser Title Objections”); provided, however, Purchaser shall have no right to object to any of the matters set forth within subsections (a) through (d) of the definition of Permitted Exceptions. Seller shall have ten (10) business days from its receipt of the Title Objection Notice (“Seller’s Title Election Period”) to give Purchaser notice as to whether Seller elects to cure the Purchaser Title Objections by the Closing Date. If Seller fails to give Purchaser written notice of such election before the end of Seller’s Title Election Period, Seller shall be deemed to have elected not to attempt to cure the Purchaser Title Objections. If Seller elects or is deemed to have elected not to attempt to cure any one or more of the Purchaser Title Objections, such Purchaser Title Objections shall constitute Permitted Exceptions and Purchaser shall have until the end of the Study Period to determine whether to take title to the Property subject to such matters or to terminate this Agreement in accordance with Section 5.2. If Seller elects to cure any one or more of the Purchaser Title Objections, Seller shall have until the Closing Date to complete such cure, failing which Purchaser shall have the option of either accepting the title as it then is or terminating this Agreement. If Purchaser elects to terminate this Agreement in accordance with the immediately preceding sentence, (i) the Deposit (including any Non-Refundable Amount, if any) shall be delivered to Purchaser, and (ii) except for Purchaser’s Surviving Obligations, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder. All Mandatory Cure Items will be satisfied or cured by Seller on or prior to the Closing Date or, if not so satisfied, shall be satisfied at Closing out of the proceeds otherwise payable to Seller. If Seller fails to cure or satisfy any Mandatory Cure Items by the Closing Date, Purchaser shall have the option of either accepting the title as it then is or terminating this Agreement. If Purchaser elects to terminate this Agreement in accordance with the immediately preceding sentence, (i) the Deposit (including any Non-Refundable Amount, if any) shall be delivered to Purchaser, and (ii) except for Purchaser’s Surviving Obligations, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder.
(c)    Purchaser shall be entitled to request that the Title Company provide such endorsements (including the deletion of the standard printed survey exception from the Owner’s Title Insurance Policy, except for “shortages in area”) to the Owner’s Title Insurance Policy as Purchaser may reasonably require, provided (i) such endorsements or amendments shall be at no cost to, and shall impose no additional liability on, Seller (unless Seller agrees to pay such cost or incur such liability in connection with Seller’s response to Purchaser’s Title Objections), (ii) Purchaser’s obligations under this Agreement shall not be conditioned upon its ability to obtain such endorsements and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless be obligated to proceed to close the transactions contemplated hereby without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Purchaser’s request.
ARTICLE 5
Inspection, Audit and Financing
Section 5.1    Study Period. Prior to the Closing, Purchaser, personally or through its authorized agent or representative, shall be entitled upon reasonable advance notice to Seller to enter upon the Property during normal business hours and shall have the right to make such investigations, including appraisals, engineering studies, soil tests, environmental studies and underwriting analyses, as Purchaser deems necessary or advisable, subject to the following limitations: (a) such access shall not violate any law or agreement to which Seller is a party or otherwise expose Seller to a material risk of liability; (b) Purchaser shall give Seller written notice at least one (1) Business Day before conducting any inspections, and a representative of Seller shall have the right to be present when Purchaser or its representatives conducts its or their investigations on the Property; (c) neither Purchaser nor its representatives shall materially interfere with the use, occupancy or enjoyment of the Property by Seller or its respective employees, contractors, customers or guests; (d) neither Purchaser nor its agents shall damage the Property or any portion thereof; (e) unless Seller agrees otherwise, before Purchaser or its agents enter onto the Property, Purchaser shall deliver to Seller a certificate of insurance naming Seller as an additional insured, evidencing commercial general liability insurance (including property damage, bodily injury and death) issued by an insurance company having a rating of at least “A-VII” by A.M. Best Company, with limits of at least $1,000,000 per occurrence for bodily or personal injury or death and $2,000,000 aggregate per location; (f) Purchaser shall: (i) use reasonable efforts to perform all on-site due diligence reviews on an expeditious and efficient basis; and (ii) indemnify, hold harmless and defend the Seller Parties against, and hold the Seller Parties harmless for, from and against, all loss, liability, claims, costs

(including reasonable attorneys’ fees), liens and damages resulting from or relating to the activities of Purchaser or its agents under this paragraph (the “Indemnified Losses”) but excluding claims to the extent arising from Seller’s negligence, willful misconduct, or the mere discovery of adverse conditions on the Property, provided, however, the foregoing exclusion from the Indemnified Losses shall not include any loss, liability, claims, costs, liens or damages caused by or resulting from the exacerbation of any adverse conditions on the Property by Purchaser or its agents; and (g) without Seller’s prior written consent, which Seller may give or withhold in its absolute discretion, Purchaser shall not conduct any Phase II exams, soil borings or other invasive tests on or around the Property. The foregoing indemnification obligation shall survive the Closing or earlier termination of this Agreement. Further, during the Study Period, Seller agrees to make available to Purchaser, or to its duly authorized agents or representatives, copies of all applicable books and records relating to the Property and the operation and maintenance thereof to the extent that such materials are in Seller’s possession or control. Such items may be examined at all reasonable times during normal business hours upon prior reasonable notice to Seller.
Section 5.2    Right to Terminate. If, between the date of this Agreement and the end of the Study Period, Purchaser shall, for any reason in Purchaser’s sole discretion, determine that it does not wish to purchase the Property, Purchaser shall be entitled to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Study Period, and thereupon (i) the Deposit (less any Non-Refundable Amount, if any) shall be delivered to Purchaser, and (ii) except for Purchaser’s Surviving Obligations, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder. If Purchaser fails to give such notice prior to the expiration of the Study Period, it shall conclusively be deemed to have elected to waive its right to terminate this Agreement under this Section 5.2 and shall be obligated to purchase the Property in accordance with the terms hereof.
Section 5.3    Confidentiality.
(a)    Prior to Closing, Purchaser shall hold all Confidential Information in confidence and except as provided below shall not disclose or permit the disclosure of the Confidential Information to any Person without Seller’s prior written consent. Purchaser further agrees that, before the Closing, Purchaser will use the Confidential Information only for purposes of evaluating the Property in connection with its purchase thereof in accordance with the terms of this Agreement. Prior to the Closing, Purchaser shall not disclose the transaction contemplated hereby or the Confidential Information to any Person, other than to such of its employees, officers, directors, attorneys, accountants, clients, consultants, and prospective lenders who (i) have a need to review the Confidential Information for the purpose of advising Purchaser on the suitability of the Property for purchase, (ii) have been informed in writing of the confidential nature of such information and (iii) have agreed to be bound by the terms of this Agreement. Purchaser shall ensure that all persons to whom it discloses the Confidential Information shall keep the same confidential in accordance with the terms of this Agreement. In any event, Purchaser shall be responsible for any breach of this Agreement by any of its employees, officers, directors, affiliates, attorneys, accountants, clients or advisors.

(b)    Notwithstanding the above terms, to the extent Purchaser is required to disclose the Confidential Information by law, regulation or stock exchange rule or pursuant to a subpoena, court order or other legal proceeding, Purchaser shall notify Seller (both by telephone and in writing) promptly after its knowledge of such legally required disclosure. Purchaser shall cooperate with Seller’s counsel in any appeal or challenge to such disclosure made by Seller. If no protective order or similar relief is obtained, Purchaser shall (i) disclose only that portion of the Confidential Information that it is legally obligated to disclose, (ii) exercise reasonable efforts to obtain reliable assurances that the disclosed information will be kept confidential and (iii) exercise reasonable efforts to provide Seller with a copy of the information to be disclosed before the same is given to any third party. In addition, and notwithstanding anything to the contrary in this Agreement, Purchaser may disclose any portion of the Confidential Information that is generally available to the public, other than any portion of the Confidential Information that becomes available to the public as a result of a previous disclosure by Purchaser in violation of this Agreement.
(c)    If this Agreement is terminated Purchaser shall either: (i) promptly deliver to Seller all the Confidential Information (or portions thereof requested by Seller) which is in tangible form, including any copies Purchaser has made and other embodiments thereof, or (ii) destroy all extracts, summaries and compilations thereof and references thereto which are in Purchaser’s notes, documents, databases or other records (whether prepared by Purchaser or by Seller. The foregoing shall not apply to electronic copies of such information contained in automatic backups of computer systems of Purchaser
(d)    Purchaser acknowledges that the Confidential Information is of a special, unique, unusual, extraordinary and intellectual character and that the Seller’s interest in the Confidential Information may be irreparably injured by disclosure of such Confidential Information in violation of this Agreement. Purchaser further acknowledges and agrees that money damages would not be a sufficient remedy for any breach of Section 5.3 of this Agreement by it and that, in addition to all other remedies available at law or in equity, the Seller shall be entitled to specific performance or injunctive or other equitable relief as a remedy for any breach or potential breach by the Purchaser of Section 5.3 of this Agreement and further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.
The provisions of this Section 5.3 shall survive the termination of this Agreement.
Section 5.4    Reporting. In the event Purchaser’s due diligence reveals any condition of the Property that in Purchaser’s judgment requires disclosure to any governmental agency or authority, Purchaser shall immediately notify Seller thereof. In such event, Seller, and not Purchaser or anyone acting on Purchaser’s behalf, shall make such disclosures as Seller deems appropriate. Notwithstanding the foregoing, Purchaser may disclose matters concerning the Property to a governmental authority if, (a) in the written opinion of Purchaser’s outside legal counsel, Purchaser is required by law to make such disclosure, and (b) Purchaser gives Seller not less than ten (10) days prior written notice of the proposed disclosure, together with a copy of such legal opinion.
Section 5.5    Assumption of Contracts. Before the end of the Study Period, Purchaser shall give notice to Seller of any Contracts Purchaser elects to have continue after Closing (the “Continuing Contract Notice”), and such Contracts, if assignable by Seller, shall be assigned to and assumed by Purchaser at Closing pursuant to the Assignment and Assumption Agreement. All Contracts as to which Purchaser does not timely give a Continuing Contract Notice shall be terminated by Seller at no cost or liability to Purchaser by Seller sending a termination notice to the applicable service provider on or before the Closing Date, it being understood and agreed that the actual effective date of the termination may not occur until after the Closing (in which event, such Contract shall be assigned to Purchaser, but subject to the termination notice); however, under no circumstance shall a Contract that Purchaser request be terminated survive Closing by more than sixty (60) days.
Section 5.6    Property Information. Within ten (10) Business Days after the Effective Date, to the extent Seller has not previously provided same to Purchaser, Seller shall provide Purchaser with copies of the documents and information more particularly described in Exhibit B attached hereto, to the extent same are within Seller’s possession or control and pertain to the Property (collectively, the “Property Information”). Such Property Information is being provided to Purchaser without representations or warranties of any kind.
ARTICLE 6
Conditions Precedent, Casualty Damage or Condemnation
Section 6.1    Conditions Precedent Favoring Purchaser.
(a)    In addition to any other conditions precedent in favor of Purchaser as may be expressly set forth elsewhere in this Agreement, Purchaser’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller.
(i)    Seller shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.
(ii)    On the Closing Date, the representations of Seller set forth in Section 7.2 shall be true, complete and accurate in all material respects, subject to: (1) changes that: (y) are caused by the acts or omissions of Purchaser or its agents or affiliates; or (z) are a result of the operation of the Property in the normal course of business since the date hereof and in accordance with the terms of this Agreement and do not, individually or in the aggregate, have a material adverse effect on the value or operation of the Property; and (2) casualty or condemnation (which shall be governed by Section 6.3 and Section 6.4, respectively).
(iii)    On the Closing Date, title to the Property shall be conveyed to Purchaser, subject only to the Permitted Exceptions.
(iv)    There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings pending against the Seller that would materially and adversely affect the operation or value of the Property or the Seller’s ability to perform its obligations under this Agreement.

(b)    Subject to Purchaser’s right to terminate this Agreement prior to the expiration of the Study Period in accordance with the terms of Section 5.2, Purchaser acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Purchaser’s ability to obtain any (i) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (ii) modification of any existing land use restriction, or (iii) consents to assignments of any service contracts or other agreements which Purchaser requests, or (iv) endorsements to the Owner’s Title Insurance Policy, or (v) financing for acquisition of the Property.
Section 6.2    Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Purchaser.
(a)    Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing.
(b)    On the Closing Date, the representations of Purchaser set forth in Section 7.1 shall be true, accurate and complete in all material respects.
Section 6.3    Risk of Loss. In the event all or a portion of the Improvements should be damaged or destroyed by fire or other casualty prior to Closing such that Seller’s reasonable estimate of the cost to repair the same exceeds $250,000.00 (any such casualty, a “Material Casualty”), either party hereto may elect to terminate this Agreement, whereupon Purchaser shall receive back the Deposit (including any Non-Refundable Amount). In the event of a fire or other casualty that is not a Material Casualty, or if there is a Material Casualty and neither party hereto elects to terminate the Agreement pursuant to the immediately preceding sentence, (i) Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price other than a credit for any applicable deductible in Seller’s insurance policy) and (ii) Seller shall assign to Purchaser at Closing all insurance proceeds payable on account of such damage (net of collection costs and costs of repair reasonably incurred by Seller and not then reimbursed). With respect to any Material Casualty, the parties hereto shall be deemed to have elected to proceed Closing unless, within ten (10) days from written notice of such Material Casualty from Seller to Purchaser, either party provides the other party with written notice that such party elects to terminate this Agreement pursuant to this Section 6.3.
Section 6.4    Condemnation. In the event that all or a material portion of the Real Property should be condemned by right of eminent domain prior to the Closing such that Seller’s reasonable estimate of the loss of value of the remaining Real Property exceeds $250,000.00 (any such event, a “Material Taking”), Purchaser may, at Purchaser’s sole option, elect either to:
(a)    terminate this Agreement and receive back the Deposit (including any Non-Refundable Amount); or
(b)    close the transaction contemplated by this Agreement.

In the event of a condemnation by right of eminent domain that is not a Material Taking, or if there is a Material Taking and Purchaser elects to proceed under Section 6.4(b), Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Purchaser at Closing all condemnation proceeds payable as a result of such condemnation (net of collection costs and costs of repair reasonably incurred by Seller and not then reimbursed). With respect to any Material Taking, Purchaser shall be deemed to have elected to proceed under Section 6.4(b) unless, within ten (10) days from written notice of such Material Taking, Purchaser provides Seller with written notice that Purchaser elects to terminate this Agreement pursuant to Section 6.4(a).
ARTICLE 7
Representations, Warranties and Covenants
Section 7.1    Purchaser’s Representations, Warranties and Covenants. Purchaser hereby represents, warrants, covenants, and acknowledges to Seller as of the date hereof and as of the Closing as follows:
(a)    Purchaser acknowledges that it is an experienced and sophisticated purchaser of commercial real estate projects such as the Property and that, prior to the end of the Study Period, it will have a full and complete opportunity to conduct such investigations, examinations, inspections and analyses of the Property as Purchaser, in its absolute discretion, may deem appropriate. Purchaser further acknowledges that, except for Seller Representations and any representations or warranties of the Seller contained in the Conveyance Documents, Purchaser has not relied upon any statements, representations or warranties by Seller or any agent of Seller;
(b)    Purchaser agrees that the Property shall be sold and that Purchaser shall accept possession of the Property on the Closing Date strictly on an “AS IS, WHERE IS” AND “WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN” basis, with no right of set-off or reduction in the Purchase Price, and that, except for the Seller Representations and those of the Seller contained in the Conveyance Documents, such sale shall be without representation or warranty of any kind, express or implied, including any warranty of income potential, operating expenses, uses, merchantability or fitness for a particular purpose, and Seller does hereby disclaim and renounce any such additional representation or warranty. Purchaser specifically acknowledges that, except for the Seller Representations or those of the Seller in the Conveyance Documents, Purchaser is not relying on any other representations or warranties of any kind whatsoever, express or implied, from Seller, any other Seller Party or any broker or other agents as to any matters concerning the Property including: (1) the value of the Property; (2) any income to be derived from the Property; (3) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, including the possibilities for further development of the Property or construction thereon; (4) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property or any improvements thereon; (5) the manner, quality, state of repair or lack of repair on the Property or any improvements thereon; (6) the nature, quality or condition of the Property, including with respect to water conditions, soil, geological or geotechnical condition (including soil expansiveness, corrosivity, or stability, or seismic, hydrological, geological and topographical conditions and configurations, including, without limitation, any opinions or conclusions of any soils engineer(s) retained to perform geotechnical and/or soils studies or to oversee any soils engineering aspects of developing the Property); (7) the compliance of or by the Seller, the Property, or its operation with any codes, laws, rules, ordinances, regulations of any applicable governmental authority or body; (8) the manner or quality of the construction or materials incorporated into the Property; (9) compliance with environmental laws or land use laws, rules, regulations, orders, codes or requirements, including, but not limited to, the Americans with Disabilities Act of 1990, the Federal Water Pollution Control Act, the U.S. Environmental Protection Agency regulations at 40 CFR, Part 261, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and/or any rules or regulations promulgated under any of the foregoing (as the same may be amended from time to time); (10) the presence or absence of Hazardous Materials at, on, under, or adjacent to the Property; (11) the conformity of any improvements to any plans or specifications, including, without limitation, any plans and specifications that may have been or may be provided to Purchaser; (12) the conformity of the Property to past, current or future applicable zoning or building requirements; (13) deficiency of any undershoring; (14) deficiency of any drainage; (15) the fact that all or a portion of the Property may be located on or near an earthquake fault line or in or near an earthquake or seismic hazard zone; (16) the existence of vested land use, zoning or building entitlements affecting the Property; (17) water rights or the availability of or access to water; (18) the presence or suitability of any utilities or availability thereof; (19) the completeness or accuracy of any information provided to Purchaser by Seller or its agents; or (20) any other matter relating to the Property or to the development, construction, operation, or sale of the Property. Purchaser further acknowledges and agrees that, except for Seller’s Representations, Seller is under no duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller or any of the other Seller Parties, and Purchaser, for itself and for its successors and assigns, hereby expressly waives and releases Seller and each of the other Seller Parties from any such duty that otherwise might exist; provided, however, the foregoing provision shall not prevent Purchaser from relying on the Seller Representations, subject to the limitations and conditions relating thereto set forth in this Agreement;
(c)    Except as expressly provided below in this Section 7.1(c), Purchaser, for Purchaser and Purchaser’s successors and assigns, hereby releases Seller and the other Seller Parties from, and irrevocably and unconditionally waives all claims and liability against Seller and each of the other Seller Parties for or attributable to, the following:
(i)    any and all statements or opinions heretofore or hereafter made, or information furnished, by or on behalf of the Seller Parties to Purchaser or any of Purchaser’s agents or representatives; and
(ii)    any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever, whether known or unknown and foreseen or unforeseen, attributable to the Property, whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which have heretofore or may hereafter occur, including all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, or environmental condition of the Property including claims or liabilities relating to the presence, discovery or removal of any Hazardous Materials in, at, under or about the Property and any other matters described in Section 7.1(b).
Purchaser acknowledges and agrees that (1) Purchaser may hereinafter discover facts different from or in addition to those now (or as of the Closing) known to Purchaser, (2) Purchaser’s agreement to release, acquit and discharge Seller and the other Seller Parties as set forth herein shall remain in full force and effect notwithstanding the existence or discovery of any such additional or different facts, (3) Purchaser knowingly waives any rights, privileges and benefits under any federal, state or local law which may negatively impact the validity or enforceability of any part of the releases set forth in this Agreement, (4) upon the completion of the Closing, Seller shall be deemed to have satisfied all of Seller’s obligations, covenants and liabilities in this Agreement and in any documents executed by Seller in connection herewith other than those obligations of Seller that, by the express terms of this Agreement, survive the Closing (in which case such survival shall be subject to the limitations set forth in this Agreement), and (5) Purchaser irrevocably covenants never to commence or prosecute, or to collude with others to commence or prosecute, against Seller or any other Seller Party any action or proceeding based upon any claim covered by the foregoing release.
Purchaser understands the legal significance of the foregoing provisions and acknowledges and agrees that the provisions of Section 7.1(b) and this Section 7.1(c) were a material factor in Sellers’ acceptance of the Purchase Price and that Sellers are unwilling to sell the Property unless Sellers and the other Seller Parties are expressly released as set forth in Section 7.1(b) and this Section 7.1(c).
The releases contained in Section 7.1(b) and this Section 7.1(c) and elsewhere in this Agreement include claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist, which, if known by Purchaser, would materially affect Purchaser’s release of Seller. Purchaser specifically waives the provisions of any law of any state, territory or jurisdiction the import of which is as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Notwithstanding anything to the contrary in this Agreement, the provisions of Section 7.1(b) and this Section 7.1(c) shall survive the Closing.
Notwithstanding the foregoing or anything herein to the contrary, the releases and waivers set forth in this Section 7.1(c) are not intended and shall not be construed to affect or impair any rights or remedies that Purchaser may have against Seller as a result of a breach of any of Seller Representations or those contained in the Conveyance Documents, or of any covenant of Seller expressly set forth in this Agreement, subject to the terms and limitations on Seller’s liability as set forth elsewhere in this Agreement.

(d)    Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of Texas. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms;
(e)    There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder;
(f)    Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of Purchaser, (2) to the best of Purchaser’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;
(g)    No authorization, consent, approval of any governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder;
(h)    Purchaser is either acting as a principal in this transaction or is acting for an investor over which Purchaser has discretionary authority in connection with the transaction contemplated hereby; and
(i)    Purchaser is not, and will not be, a Person with whom Seller is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.
Section 7.2    Seller’s Representations. Except as set forth in this Agreement or any other Document, Seller warrants and represents to Purchaser as set forth in (a) and (b) of this Section 7.2:
(a)    Representations Concerning Seller
(i)    Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms;
(ii)    There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened, against or affecting Seller which, if determined adversely to Seller, would adversely affect its ability to perform its obligations hereunder;

(iii)    Seller has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement;
(iv)    Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of Seller, (2) to the best of Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Seller is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;
(v)    No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder;
(vi)    Seller is not a “foreign person” as defined in Section 1445 of the Code;
(vii)    Seller is not, and will not be, a Person with whom Purchaser is restricted from doing business with under the Anti-Terrorism Laws, including persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List;
(b)    Representations Concerning the Property
(i)    To the best of Seller’s knowledge, Seller has not received any written notice from any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a material violation of any applicable federal, state, county or municipal law, code, rule or regulation, which has not been cured or waived;
(ii)    Other than as disclosed to Purchaser in the materials delivered to Purchaser pursuant to this Agreement or as otherwise disclosed in writing to Purchaser, to Seller's current actual knowledge, (c) there are no underground storage tanks existing in, on, at or beneath the Land and (d) the Property is not in violation of any environmental law or regulation concerning Hazardous Substances;
(i)    To the best of Seller’s knowledge, neither this Agreement nor the consummation of the transactions contemplated hereby is subject to any first right of refusal in favor of any other Person;
(ii)    To the best of Seller’s knowledge, Seller has not received any written notice of any current or pending litigation against Seller that would, in the reasonable judgment of Seller, if determined adversely to Seller, materially and adversely affect Purchaser or the Property following Closing;

(iii)    To the best of Seller’s knowledge, there is no condemnation or eminent domain proceeding pending or threatened with regard to any part of the Property, and to Seller’s knowledge, no such proceedings are proposed;
(iv)    INTENTIONALLY RESERVED;
(v)    The Documents delivered or made available to Purchaser are true and correct copies of those in Seller’s possession or control;
(vi)    The Designated Seller Representative is the representative of Seller whose day-to-day responsibilities include oversight of the Property and is the representative on behalf of Seller who is most likely to have knowledge of those matters qualified to knowledge under this Agreement; and
(vii)    To the best of Seller’s knowledge (a) Seller has delivered or made available to Purchaser true copies of all Contracts that are in Seller’s possession or control and materially affect the ownership, use and operation of the Property, (b) to Seller’s best knowledge, such Contracts are in full force and effect, and (c) Seller has not given nor has Seller received any written notice of a default under any Contracts.
Section 7.3    Seller’s Knowledge. Whenever a representation is qualified by the phrase “to the best of Seller’s knowledge”, or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of the Designated Seller Representative, without independent investigation or inquiry on behalf of Seller. Purchaser acknowledges that the Designated Seller Representative is named solely for the purpose of defining the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from the Designated Seller Representative to Purchaser and Purchaser agrees that no Designated Seller Representative shall have any liability under this Agreement or in connection with the transactions contemplated hereby.
Section 7.4    Notice of Breach.
(a)    To the extent that, before the expiration of the Study Period, Purchaser obtains actual knowledge or is deemed to know that Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, and Purchaser elects to proceed to Closing, such representations and warranties shall be deemed modified to reflect such actual or deemed knowledge as of the end of the Study Period.
(b)    If after the expiration of the Study Period but prior to the Closing, Purchaser first obtains actual knowledge or is deemed to know that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Purchaser shall give Seller written notice thereof within five (5) Business Days of obtaining such actual knowledge (but, in any event, prior to the Closing). In such event, Seller shall have the right (but not the obligation) to attempt to cure such misrepresentation or breach and shall, at its option, be entitled to a reasonable adjournments of the Closing (not to exceed ninety (90) days) for the purpose of such cure. If Seller elects to attempt to so cure but is unable to so cure any misrepresentation or breach of warranty, then Purchaser, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of representations and warranties and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price, or (b) if Purchaser first obtained actual knowledge of such material misrepresentation or breach of warranty after the end of the Study Period, to terminate this Agreement in its entirety by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit (including any Non-Refundable Amount) shall be returned to Purchaser promptly following Purchaser’s compliance with its obligations under Section 5.3(c) and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement.
ARTICLE 8
Closing
Section 8.1    Closing Date. The Closing shall take place at 10:00 a.m. on the date that is fifteen (15) days after the date of expiration of the Study Period, or such earlier date agreed to in writing by Seller and Purchaser. Unless the parties otherwise agree in writing, the Closing shall be conducted through a customary escrow arrangement with the Title Company and, on or before the Closing Date, Seller shall deliver to the Title Company the documents listed in Section 8.2(a)-Section 8.2(h) and the Purchaser shall deliver to the Title Company the documents and funds described in Section 8.3. The other materials and documents described in Section 8.2 shall be delivered directly from Seller to Purchaser (or Purchaser’s property manager) on or before the Closing Date.
Section 8.2    Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser, at Seller’s sole expense, each of the following items, each executed and acknowledged to the extent appropriate:
(a)    The Deed;
(b)    The Bill of Sale;
(c)    The Assignment and Assumption Agreement;
(d)    A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code;
(e)    A certificate updating the Seller Representations substantially in the form of Exhibit G;
(f)    Such evidence or documents as may be reasonably required by the Title Company relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; and (iii) the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Property;

(g)    A duly-executed Closing Statement; and
(h)    A duly-executed counterpart of the Lease.
Section 8.3    Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Seller the following items:
(a)    Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit, and subject to apportionments and adjustments as set forth herein) and Purchaser’s share of all escrow costs and closing expenses;
(b)    Duly executed and acknowledged originals of the Assignment and Assumption Agreement and the Closing Statement;
(c)    A duly-executed counterpart of the Lease; and
(d)    Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the Person or Persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property.
Section 8.4    Costs and Prorations.
(a)    General. Real estate taxes and assessments allocable to the payment period that includes the Closing Date, personal property taxes, if any, and all other items of income and expense with respect to the Property shall be prorated between Seller and Purchaser as of the Closing Date in accordance with this Section 8.4. Except as otherwise provided in this Section 8.4, income and expenses shall be prorated on an accrual basis. All apportionments and prorations made hereunder shall be made based on the number of days of ownership of the Property in the period applicable to the apportionment, with Purchaser entitled to income and responsible for expenses for the Closing Date. Prorations of annual payments will be made based on the number of days of ownership in the applicable annual period.
(b)    Taxes. All real estate taxes and/or assessments assessed against the Real Property, including, but not limited to real estate taxes and/or assessments assessed by Montgomery County, Texas, The Woodlands Township, and the Woodlands Road Utility District, shall be prorated between Seller and Purchaser on an accrual basis based upon the actual current tax bill. If the most recent tax bill received by Seller before the Closing Date is not the actual current tax bill, then Seller and Purchaser shall initially prorate the taxes at the Closing by applying 100% of the tax rate for the period covered by the most current available tax bill to the latest assessed valuation, and shall reprorate the taxes retroactively when the actual current tax bill is then available; provided, however, in no event shall Seller be charged with or responsible for any increase in real estate taxes resulting from any improvements made on or after the Closing. All real estate taxes accruing before the Closing Date shall be the obligation of Seller and all such taxes accruing on and after the Closing Date shall be the obligation of Purchaser. Any refunds of real estate taxes made after the Closing shall first be applied to the unreimbursed third-party costs incurred by Seller or Purchaser in obtaining the refund, and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Purchaser (for the period commencing on and after the Closing Date). If any proceeding to determine the assessed value of the Real Property or the real estate taxes payable with respect to the Real Property has been commenced before the Effective Date and shall be continuing as of the Closing Date, Seller shall be authorized to continue to prosecute such proceeding and shall be entitled to any abatement proceeds therefrom allocable to any period before the Closing Date, and Purchaser agrees to cooperate as reasonably requested with Seller and to execute any and all documents reasonably requested by Seller in furtherance of the foregoing.
(c)    Assessment Installments. If there are special assessments pending against the Property, Seller shall pay any installments of such special assessments that are due and payable prior to the Closing and Purchaser shall pay all installments of such special assessments on or after the Closing; provided, however, Seller shall not be required to pay any installments of special assessments that relate to projects that have not been completed as of the Effective Date.
(d)    Utilities. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration shall be made at the Closing with respect to utility bills; otherwise a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within thirty (30) days after Closing. Utility Deposits, plus any interest on the Utility Deposits to which Seller is or will be entitled that are held by the provider of the utilities and which are freely transferable to Purchaser, shall at the election of Seller be assigned by Seller to Purchaser and Purchaser shall pay Seller the full amount thereof at Closing. Seller shall retain the right to obtain a refund of any Utility Deposits which are not required to be assigned to Purchaser, and Purchaser will cooperate with Seller as reasonably requested in obtaining any refund.
(e)    Assigned Contracts. Prepaid charges, payments and accrued charges under any Contracts assigned to Purchaser shall be prorated at Closing in a manner reasonably acceptable to Seller and Purchaser.
(f)    Closing Statement. Purchaser and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations and closing costs that is as complete and accurate as reasonably possible (the “Closing Statement”). If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be estimated to the extent possible as of the Closing and calculated as soon after the Closing Date as is feasible. All adjustments to initial estimated prorations shall be made by the parties with due diligence and cooperation within sixty (60) days following the Closing, or such later time as may be required to obtain necessary information for proration, by prompt cash payment to the party yielding a net credit from such prorations from the other party; provided, however, the provisions of this paragraph shall survive the Closing for one (1) year and after such date neither Seller nor Purchaser shall have any further rights or obligations under this Section 8.4.
(g)    Closing Costs. At Closing, Seller shall pay the base premium for the Owner’s Title Insurance Policy and one-half of the Title Company’s customary escrow and closing fees. Purchaser shall pay all costs associated with its due diligence, including the cost of appraisals, surveys, architectural, engineering, credit and environmental reports, all title insurance premiums and costs other than the base premium paid by Seller as provided for above, the recording fees and one-half of the Title Company’s customary escrow and closing fees. Purchaser and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction where the Property is located.
Section 8.5    Possession. Possession of the Property shall be delivered to Purchaser by Seller at the Closing, subject only to the rights of Seller under the Lease, the rights arising under any Contracts to be assigned to Purchaser in accordance with Section 5.5, and the Permitted Exceptions.
ARTICLE 9
Real Estate Commission
Section 9.1    Commissions. If and only if, this transaction is closed, (a) Seller shall pay to NAI Partners (the “Seller Broker”) a sales commission pursuant to a separate commission agreement between Seller and the Seller Broker and (b) Purchaser shall pay to Caldwell Companies (the “Purchaser Broker”) a sales commission pursuant to a separate commission agreement between Purchaser and the Purchaser Broker. If this transaction fails to close for any reason, including the default of either party, no commission shall be deemed to have been earned by or payable to either the Seller Broker or to the Purchaser Broker. Each of the parties represents to each other that it has not retained or used the services of a broker or agent in connection with this transaction other than the Seller Broker and the Purchaser Broker. Each party agrees to indemnify and hold the other harmless from any claims of any other brokers or agents for fees or commissions arising out of this transaction attributable to a breach by such party of its representation in the immediately preceding sentence. This provision shall survive Closing.
ARTICLE 10
Termination and Default
Section 10.1    Termination without Default. If the sale of the Property is not consummated because of the failure of any condition precedent to Purchaser’s obligations expressly set forth in this Agreement or for any other reason except a default by Purchaser in its obligation to purchase the Property in accordance with the provisions of this Agreement, the Deposit (including any Non-Refundable Amount) shall be returned to Purchaser promptly following Purchaser’s compliance with its obligations under Section 5.3(c).
Section 10.2    Purchaser’s Default. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with the terms of this Agreement after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then: (a) this Agreement shall terminate; (b) the Deposit (including any Non-Refundable Amount) shall be paid to and retained by Seller as liquidated damages; and (c) except for Purchaser’s Surviving Obligations, Seller and Purchaser shall have no further obligations to each other. PURCHASER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE

AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH.
This Section 10.2 is intended only to liquidate and limit Seller’s right to damages arising due to Purchaser’s failure to purchase the Property in accordance with the terms of this Agreement and shall not limit the obligations of Purchaser pursuant to Sections 5.1, 5.3, 9.1, 11.8 or 11.18 of this Agreement.
Section 10.3    Seller’s Default. If Purchaser shall have performed or tendered performance of all of its material obligations under this Agreement, and the sale contemplated hereby is not consummated because of a default by Seller in its obligation to sell the Property in accordance with the terms of this Agreement, then, Purchaser may, as its sole and exclusive remedy at law or in equity: (a) terminate this Agreement by giving written notice thereof to Seller, in which event the Deposit (including any Non-Refundable Amount) will be returned to Purchaser and Seller shall reimburse Purchaser for Purchaser’s third-party out-of-pocket expenses incurred in connection with this Agreement up to $50,000.00, and, after the return to Purchaser of the Deposit (including any Non-Refundable Amount), neither Seller nor Purchaser will have any further duties or obligations to the other hereunder except for Purchaser’s Surviving Obligations; (b) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement; or (c) specifically enforce this Agreement. Purchaser hereby irrevocably waives any other right or remedy for such default. As a condition precedent to Purchaser exercising any right to bring an action for specific performance as the result of Seller’s default hereunder, Purchaser must commence such action within sixty (60) days after the occurrence of such default. Purchaser agrees that its failure timely to commence such an action for specific performance within such sixty (60) day period shall be deemed a waiver by it of its right to commence such an action.
Section 10.4    Breach of Representations. Seller and Purchaser agree that, following the Closing, each shall be liable for the direct, but not consequential or punitive, damages resulting from any breach of its representations and warranties expressly set forth in Article 7 hereof; provided, however, (i) the total liability of Seller for all such breaches and any matters relating thereto shall not, in the aggregate, exceed the Post Closing Claim Cap; provided, further that the Post Closing Claim Cap shall not apply to claims to the extent based on fraud or intentional misrepresentations by Seller or for claims under the representations or warranties of Seller in the Conveyance Documents; (ii) such representations and warranties are personal to Seller and Purchaser and may not be assigned to or enforced by any other Person, other than to an assignee of Purchaser in accordance with Section 11.3; and (iii) the representations and warranties of Seller set forth in this Agreement or in any document or certificate delivered by Seller in connection herewith shall survive the Closing for a period of one hundred eighty (180) days; provided, however, no claim with respect to such representations and warranties of Seller shall be valid or enforceable, at law or in equity, unless written notice containing a description of the specific nature of such claim shall have been given by Purchaser to Seller prior to the expiration of said one hundred eighty (180) day period and an action shall have been commenced by Purchaser against Seller within two (2) years of Closing. Notwithstanding the foregoing, however, if the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties in this Agreement or any document executed by Seller in connection herewith being untrue, inaccurate or incorrect if Purchaser knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing. Purchaser further agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by Seller under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds Fifty Thousand Dollars ($50,000.00) (at which point, subject to the above provisions, Seller shall be liable for all such damages caused thereby relating back to the first dollar of loss).
ARTICLE 11
Miscellaneous
Section 11.1    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.
Section 11.2    Binding On Successors and Assigns. Subject to Section 11.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Section 11.3    Assignment by Purchaser. Without the prior written consent of Seller, Purchaser shall not, directly or indirectly, assign this Agreement or any of its rights hereunder. Any attempted assignment in violation hereof shall, at the election of Seller, be of no force or effect and shall constitute a default by Purchaser. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement subject to the following conditions: (a) the assignment must be to an Affiliate; (b) such assignee must assume all of Purchaser’s obligations hereunder in a manner reasonably acceptable to Seller and become jointly and severally liable with Purchaser for all such obligations; and (c) at least two (2) Business Days prior to the proposed assignment, Purchaser shall provide Seller with notice thereof and evidence that the foregoing conditions are satisfied. For purposes of this Section 11.3, the term “Affiliate” shall mean: (i) an entity that controls, is controlled by, or is under common control with FFC Equity Holdings, L.P., (ii) any partnership in which FFC Equity Holdings, L.P. or an entity controlled by FFC Equity Holdings, L.P. is the general partner, (iii) any fund or entity sponsored by FFC Equity Holdings, L.P., or (iv) any entity that retains FFC Equity Holdings, L.P. or a company affiliated with FFC Equity Holdings, L.P. to manage the Property.
Section 11.4    Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.
Section 11.5    Governing Law.
(a)    This Agreement shall be construed and the rights and obligations of Seller and Purchaser hereunder determined in accordance with the internal laws of the State of Texas without regard to the principles of choice of law or conflicts of law.
(b)    In recognition of the benefits of having any disputes with respect to this Agreement resolved by an experienced and expert person, Seller and Purchaser hereby agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by any party hereto on or with respect to this Agreement or which in any way relates, directly or indirectly, to this Agreement or any event, transaction, or occurrence arising out of or in any way connected with this Agreement or the Property, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.
Section 11.6    Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.
Section 11.7    Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery (iii) delivered in person, or (iv) by electronic mail. All notices shall be deemed to have been given upon receipt. All notices shall be addressed to the parties at the addresses below:
To Seller:    Lex-Gen Woodlands, L.P.
8800 Technology Forest Place
The Woodlands, Texas 77381
Attn: Jim Tessmer
Telephone: (281) 863-3121
Email: jtessmer@lexpharma.com
With a copy to:     Hunton Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: Michael A. Boyd
Telephone: (713) 220-3921
Email: michaelboyd@HuntonAK.com
To Purchaser:    FFC Equity Holdings, L.P.
9955 Barker Cypress, Suite 250
Cypress, Texas 77433
Attn: Brad Fishman

Telephone: (281) 664-6610
Email: Bfishman@caldwellcos.com
FFC Equity Holdings, L.P.
9955 Barker Cypress, Suite 250
Cypress, Texas 77433
Attn: Ron Roberson
Telephone:
Email: Rroberson@caldwellcos.com
With a copy to:    Jackson Walker LLP
1401 McKinney, Suite 1900
Houston, Texas 77010
Attn: Lewis Kasner
Telephone: (713) 752-4322
Email: lkasner@jw.com
Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.
Section 11.8    Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.
Section 11.9    IRS Real Estate Sales Reporting. Purchaser and Seller hereby agree that the Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099 S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.
Section 11.10    Time Periods. Any reference in this Agreement to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years, as applicable. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.
Section 11.11    Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by both Seller and Purchaser.

Section 11.12    Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.
Section 11.13    Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”
Section 11.14    Time of the Essence. Time is of the essence of this Agreement and all covenants and deadlines hereunder. Without limiting the foregoing, Purchaser and Seller hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement. The agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Purchaser and Seller that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.
Section 11.15    Section 1031 Exchange. In the event that Purchaser elects to purchase the Property as part of a like kind exchange pursuant to Section 1031 of the Code (including, without limitation, a Section 1031 exchange involving tenancy in common interests), Seller agrees to cooperate as reasonably requested with Purchaser in connection therewith and to execute and deliver all documents which reasonably may be required to effectuate such exchange as a qualified transaction pursuant to Section 1031 of the Code; provided, however, (a) the Closing shall not be delayed; (b) Seller incurs no additional cost or liability in connection with the like-kind exchange; (c) Purchaser pays all costs associated with the like-kind exchange; (d) Seller is not obligated to take title to any other property; (e) Purchaser’s obligations under this Agreement are not in any way conditioned upon its ability to accomplish any like-kind exchange and in no event shall any actual or proposed like-kind exchange limit or affect Purchaser’s obligations or liabilities under this Agreement; and (f) Purchaser shall be solely responsible for, and shall indemnify, defend and hold the Seller harmless from, all liabilities, costs and expenses relating to any actual or proposed like-kind exchange. The indemnification provision set forth above shall survive the Closing or termination of this Agreement.
Section 11.16    Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.
Section 11.17    Limitations on Liability. Notwithstanding anything to the contrary in this Agreement, and subject to any additional limitations on Seller’s liability set forth elsewhere in this Agreement, in no event shall any of the Seller Parties have any personal liability hereunder or otherwise. The acceptance of the Deed shall constitute full performance of all of Seller’s obligations hereunder other than those obligations of Seller, if any, that by the express terms hereof are to survive the Closing.
Section 11.18    Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.
Section 11.19     No Recording. The provisions hereof shall not constitute a lien on the Property. Neither Purchaser nor its agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any public records; provided, however, this provision shall not prohibit Purchaser from filing a copy of this Agreement with any court in which Purchaser brings an action for specific performance in accordance with Section 10.4.
Section 11.20     No Implied Agreement. Neither Seller nor Purchaser shall have any obligations in connection with the transaction contemplated by this Agreement unless both Seller and Purchaser, each acting in its sole discretion, elects to execute and deliver this Agreement to the other party. No correspondence, course of dealing or submission of drafts or final versions of this Agreement between Seller and Purchaser shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Seller or Purchaser shall arise unless and until this Agreement is fully executed by both Seller and Purchaser. Once executed and delivered by Seller and Purchaser, this Agreement shall be binding upon them notwithstanding the failure of Escrow Agent or any broker or other Person to execute this Agreement.
Section 11.21    Electronically Transmitted Signatures. Signatures to this Agreement, any amendment hereof and any notice given hereunder, transmitted electronically submitted (whether by telecopy or email) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically submitted signature (whether by email or facsimile) and shall accept the electronically submitted signature (whether by email or facsimile) of the other party to this Agreement.
Section 11.22    Press Releases. Except for any disclosure requirements of Seller because of Seller’s status as a publicly-traded company, any release to the public of information with respect to the matters set forth in this Agreement prior to Closing will be made only in the form approved by Purchaser and Seller and their respective counsel. After Closing, either Purchaser or Seller may make a press-release concerning the sale (or acquisition) of the Property provided that the Purchase Price shall not be disclosed by Seller or Purchaser unless required based on Seller’s or Purchaser’s status as a publicly-traded company. The provisions of this Section 11.23 shall survive the Closing or earlier termination of this Agreement.
[The balance of this page has intentionally been left blank. Signature pages follow.]

IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Agreement as of the Effective Date.
SELLER:
LEX-GEN WOODLANDS, L.P., a Delaware limited partnership

By:	Lex-Gen Woodlands GP, LLC, a Delaware limited liability company, its sole general partner
By:
Name:
Title:
PURCHASER:
FFC EQUITY HOLDINGS, L.P., a Texas limited partnership

By:	FFC Equity Investments, L.L.C., a Texas limited liability company, its sole general partner
By:
Name:
Title:

RECEIPT BY THE ESCROW AGENT
This Agreement, fully executed by both Seller and Purchaser, has been received by the Escrow Agent this ____ day of ____________, 20__ and by execution hereof, Escrow Agent hereby covenants and agrees to be bound by the terms of this Agreement that are applicable to it.
ESCROW AGENT
CHICAGO TITLE INSURANCE COMPANY
By:    ______________________________________
Name:
Title:

EXHIBIT A
Description of the Land
[Metes and Bounds]

A-1

EXHIBIT B
Property Information

1.
Schedule of all mechanical equipment servicing the Property with all maintenance records pertaining to such mechanical equipment generated within the three (3) years immediately preceding the Effective Date;

2.	All roof maintenance reports relating to the Property generated within the three (3) years immediately preceding the Effective Date;

3.	All electrical and plumbing system maintenance reports relating to the Property generated within the three (3) years immediately preceding the Effective Date;

4.	The as-built plans and specifications with respect to the Improvements or any part thereof;

5.	All existing reports relating to the Property, including any Phase I environmental studies, engineering and/or structural studies relating to the Improvements, and ADA/life safety reports; and

6.
Copies of all deed restrictions or restrictive covenants burdening the Property, as well as any joint access agreements, joint maintenance agreements, ground leases, or other encumbrances affecting the property.

7.	Past three (3) years of operating and expense statements concerning the Property.

8.	Utility bills for the past twelve (12) months.

B-1

EXHIBIT C
Form of Deed
NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.
SPECIAL WARRANTY DEED
THE STATE OF TEXAS        §
                    §    KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF MONTGOMERY    §
THAT LEX-GEN WOODLANDS, L.P., a Delaware limited partnership (“Grantor”), whose mailing address is [[________________________________________________]], for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid in cash to Grantor by the Grantee herein named, has GRANTED, BARGAINED, SOLD and CONVEYED, and by these: presents does GRANT, BARGAIN, SELL and CONVEY unto [[_________________________________]], a [[________________________]] (“Grantee”), whose mailing address is [[_______________________________]], that certain real property situated in the County of Montgomery, Texas, more particularly described on Exhibit A attached hereto and made a part hereof for all purposes (“Property”).
TO HAVE AND TO HOLD the Property and all improvements thereon, together with all and singular the rights and appurtenances thereto and in any wise belonging unto the said Grantee, its legal representatives, successors and assigns, forever; and Grantor does hereby bind itself, its legal representatives and successors, to Warrant and Forever Defend all and singular the Property, unto the said Grantee, its legal representatives, successors and assigns, against every person whomsoever, lawfully claiming or to claim the same, or any part thereof by, through or under Grantor, but not otherwise.
This conveyance is made and delivered subject to those matters of title set forth on Exhibit B attached hereto and incorporated herein by reference, but only to the extent the same, in fact, do exist and are applicable to the Property.
For the same consideration, Grantor hereby conveys unto Grantee, all interest, if any, of Grantor in strips and gores between the Property and abutting properties and any land lying in or under the bed of any street, alley, road or right-of-way, open or proposed, abutting or adjacent to the Property; provided, however, this conveyance pursuant to this paragraph is made subject to all existing reservations from and exceptions to title and is made without express or implied warranty, and all warranties that might arise by common law and the warranties in §5.023 of the Texas Property Code (or its successor) are hereby expressly excluded.

Grantee, by its acceptance hereof, assumes liability for the payment of all ad valorem taxes and assessments for the Property for the calendar year of the date of this Special Warranty Deed and for all subsequent years.
[Signature Page Follows]

IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed on the ______ day of _________________, 20__.
GRANTOR:
LEX-GEN WOODLANDS, L.P., a Delaware limited partnership

By:	Lex-Gen Woodlands GP, LLC, a Delaware limited liability company, its sole general partner
By:
Name:
Title:
STATE OF TEXAS    §
    §
COUNTY OF MONTGOMERY    §
This instrument was acknowledged before me on ___________, 20__, by _____________________, __________________________ of Lex-Gen Woodlands GP, LLC, a Delaware limited liability company, sole general partner of Lex-Gen Woodlands, L.P., a Delaware limited partnership, on behalf of said limited partnership.

Notary Public in and for the
State of _____________________
MAILING ADDRESS OF BENEFICIARY:

Attn:
AFTER RECORDING RETURN TO:

Attn:

EXHIBIT D
FORM OF SPECIAL WARRANTY BILL OF SALE AND GENERAL ASSIGNMENT
KNOW ALL PEOPLE BY THESE PRESENTS, that LEX-GEN WOODLANDS, L.P., with an address at 8800 Technology Forest Place, The Woodlands, Texas 77381 (“Seller”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) lawful money of the United States, and other good and valuable consideration to Seller in hand paid, at or before the delivery of these presents, by [[ _____________ _______________]] whose post office address is [[_____________________________]] (“Purchaser”), the receipt and sufficiency of which is hereby acknowledged, in connection with the sale of the parcel of land described in Exhibit A attached hereto (the “Land”) and the buildings and improvements erected thereon (collectively, the “Premises”), has bargained and sold, and by these presents does grant, bargain, sell, convey, set over, transfer, assign and deliver unto the Purchaser, its successors and assigns, the following:
(a)    All of Seller’s right, title and interest in and to all fixtures, equipment and articles of personal property described on Exhibit B attached hereto (the “Personalty”);
(b)    All of Seller’s right, title and interest in and to all those permits, licenses, certificates, approvals, authorizations, variances and consents (including any and all presently pending applications therefor) affecting the Premises issued to Seller or to its predecessors in interest in the Premises as holder, claimant, licensee, permitee, successor in interest, applicant and/or owner or lessor of the Premises, by any and all federal, state, county, municipal and local governments, and all departments, commissions, boards, bureaus and offices thereof, having or claiming jurisdiction over the Premises, whether or not the same may presently be in full force and effect, all to the extent that Seller may lawfully transfer the same to Purchaser;
(c)    All of Seller’s right, title and interest in and to all unexpired warranties and guaranties affecting the Premises and/or the Personalty, all to the extent that Seller may lawfully transfer the same to Purchaser (it being agreed that nothing in this Section (c) shall be construed to affect Seller’s rights under such warranties and guaranties with respect to periods prior to the date hereof); and
(d)    All of Seller’s right, title and interest in and to all surveys, architectural and/or engineering renderings, and plans and specifications relating in any way to development and/or use of the Premises.
TO HAVE AND TO HOLD the same, together with all and singular the rights and appurtenances thereto in anywise belonging unto Purchaser, its successors and assigns forever; and Seller does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND all and singular the title to the same unto Purchaser, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Seller, but not otherwise; subject, however, to the Permitted Exceptions.

This Bill of Sale and General Assignment is made without any warranties, express or implied, except for those representations and warranties, if any, expressly set forth above or in the Agreement, all of which are subject to the limitations set forth in the Agreement.
IN WITNESS WHEREOF, this Bill of Sale and General Assignment has been duly signed and sealed by the Seller as of the _____ day of ___________, 20__.
SELLER:
LEX-GEN WOODLANDS, L.P., a Delaware limited partnership

By:	Lex-Gen Woodlands GP, LLC, a Delaware limited liability company, its sole general partner
By:
Name:
Title:

EXHIBIT A
(to Bill of Sale and General Assignment)
Property Description

EXHIBIT B
(to Bill of Sale and General Assignment)
Personalty

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is executed as of [[________________, 20__]] by and between LEX-GEN WOODLANDS, L.P. (“Assignor”), and [[_____________________________]] (“Assignee”).
Background:
Assignor has this day conveyed to the Assignee the property located in The Woodlands, Montgomery County, Texas, more particularly described in Exhibit A hereto (the “Premises”) and, in connection with the conveyance of the Premises, Assignor and Assignee intend that Assignor’s right, title, interests, powers, and privileges in and under all matters stated herein be assigned and transferred to Assignee.
Agreement:
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Contracts. Assignor hereby transfers and assigns to Assignee any and all right, title and interest which Assignor may have in the contracts, if any, listed in Exhibit B attached hereto and made a part hereof (collectively, the “Contracts”). By executing this Assignment, Assignee hereby accepts and agrees to perform all of the terms, covenants and conditions of the Contracts on the part of Assignor therein required to be performed, from and after the date hereof, but not prior thereto. Assignor agrees to indemnify, defend and hold Assignee harmless with respect to all liabilities and obligations of Assignor under the Contracts arising or accruing prior to the date hereof. Assignee hereby assumes all liabilities and obligations of Assignor under the Contracts arising or accruing from and after the date hereof and agrees to indemnify, defend and hold Assignor harmless with respect thereto.
2.    Successors and Assigns. This Assignment shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.
3.    Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Texas.
4.    No Representations. This assignment is made without any representation or warranty, express or implied, except for those representations and warranties, if any, expressly set forth in that Real Estate Purchase and Sale Agreement between Assignor and [[_____________________________]] dated as of [[_____________, 20__]] (the “Agreement”), all of which are subject to the limitations set forth in the Agreement.

IN WITNESS WHEREOF, this Assignment has been duly signed and sealed by the parties as of the date set forth above.
ASSIGNOR:
LEX-GEN WOODLANDS, L.P., a Delaware limited partnership

By:	Lex-Gen Woodlands GP, LLC, a Delaware limited liability company, its sole general partner
By:
Name:
Title:
ASSIGNEE:
[[____________________________________]],
A [[____________________________________]]
By:
Name:
Title:

EXHIBIT A
(to Assignment and Assumption Agreement)
Property Description

EXHIBIT B
Assigned Contracts
(to Assignment and Assumption Agreement)
[List any Contracts assigned to Purchaser in accordance with Section 5.5]

EXHIBIT F
GENERAL TERMS OF LEASE AGREEMENT

Leased Premises:	All of the third (3rd) floor, consisting of approximately 38,000 rentable square feet in Building Four.

Term:
A period commencing on the Closing Date, and expiring on the date which is six (6) months following the Closing Date, provided Seller shall have the right to terminate the Lease as to all or a portion of the Leased Premises by delivering not less than thirty (30) days’ prior notice to Purchaser.

Rent:	$32.00 sf/gross, inclusive of all operating expenses, including but not limited to taxes, insurance, and common area maintenance charges.

Security:	Seller shall have the right to continue to use the lobby of Building Four for security.

F-1

EXHIBIT G
REPRESENTATION CERTIFICATE
The undersigned, as Seller under a Real Estate Purchase and Sale Agreement (“Purchase Agreement”) dated as of [[_________________, 20__]] between LEX-GEN WOODLANDS, L.P. (“Seller”) and [[____________________]] (“Purchaser”), does hereby certify to Purchaser as follows:
Except as otherwise disclosed in writing to Purchaser, the representations and warranties set forth in Section 7.2 of the Purchase Agreement are hereby reaffirmed as of the date hereof.
Seller’s liability hereunder shall be subject to the limitations set forth in the Purchase Agreement.
Dated as of this ____ day of ____________, 20__.
SELLER:
LEX-GEN WOODLANDS, L.P., a Delaware limited partnership

By:	Lex-Gen Woodlands GP, LLC, a Delaware limited liability company, its sole general partner
By:
Name:
Title:

G-1